Exhibit 99.2

For Immediate Release

For Further Information Contact:

Andrew Fisher at (202) 483-7000

Email: Afisher@unither.com

UNITED THERAPEUTICS PRICES
PRIVATE OFFERING OF CONVERTIBLE SENIOR NOTES AND ANNOUNCES CONCURRENT EXERCISE OF OVERALLOTMENT OPTION

SILVER SPRING, MD, October 12, 2011:  United Therapeutics Corporation (NASDAQ: UTHR) (the “Company”) today announced the pricing of its previously announced offering of $210 million aggregate principal amount of 1.0% convertible senior notes due 2016 to qualified institutional buyers in accordance with Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”).  In addition, the Company announced that the initial purchaser has exercised in full its option to purchase up to an additional $40 million in aggregate principal amount of notes to cover overallotments, resulting in a total offering size of $250 million aggregate principal amount of notes.  The coupon on the notes will be 1.0% per year from the date of issuance, payable semi-annually in arrears.  The Company will deliver cash and, in some circumstances, shares of its common stock to satisfy conversions of the notes.  The initial conversion rate for the notes will be approximately 20.9688 shares of the Company’s common stock per $1,000 principal amount of notes, which corresponds to the initial conversion price of $47.69 per share of common stock and represents a 20% conversion premium over the last reported sale price of the Company’s common stock on October 11, 2011, which was $39.74 per share.  The conversion rate and the conversion price will be subject to adjustment in certain events, such as distributions of dividends or stock splits.  The transaction is expected to close on or about October 17, 2011, subject to the satisfaction of various customary closing conditions.

Interest on the notes will be payable semiannually in arrears on March 15 and September 15 of each year, beginning March 15, 2012.  The notes will mature on September 15, 2016, unless previously converted or repurchased in accordance with their terms prior to such date.

In order to reduce the potential dilution of the Company’s common stock upon future conversion of the notes, it has entered into a convertible note hedge transaction with a financial institution that is an affiliate of the initial purchaser of the notes.  The Company also has entered into a separate warrant transaction with the same counterparty.  The strike price of the warrant transaction will be $67.56 per share, which represents a premium of 70% over the last reported sale price of the Company’s common stock on October 11, 2011.

Using the net proceeds of the offering and the proceeds to the Company from the warrant transaction, together with cash on hand, the Company entered into an accelerated share repurchase agreement with an affiliate of the initial purchaser to repurchase a variable number of shares of its common stock for $212 million.  The accelerated share repurchase agreement contains an early termination option whereby all, or a portion of, the shares would be repurchased prior to the agreement’s scheduled termination. The accelerated share repurchase will be part of a broader share repurchase program authorized by the Company’s board of directors, for up to $300 million in the Company’s common stock.

The securities offered and to be sold have not been registered under the Securities Act, or any applicable state securities laws, and have been or will be offered only to qualified institutional buyers pursuant to Rule 144A promulgated under the Securities Act.  Unless so registered, those securities may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any state.  [uthr-g]

Forward-looking Statements

Statements included in this press release that are not historical in nature are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, among others, (i) the Company’s expectations regarding the closing of the offering; (ii) the Company’s statements regarding how purchases may be made under its stock repurchase program and the pace of that activity including the potential early termination of the agreement; and (iii) the effects of the convertible note hedge transaction and the warrant transaction.  These forward-looking statements are subject to certain risks and uncertainties, such as those described in the Company’s periodic and other reports filed with the Securities and Exchange Commission, which could cause actual results to differ materially from anticipated results.  Consequently, such forward-looking statements are qualified by the cautionary statements, cautionary language and risk factors set forth in the Company’s periodic reports and documents filed with the Securities and Exchange Commission, including the Company’s recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.  The Company claims the protection of the safe harbor contained in the Private Securities Litigation Reform Act of 1995 for forward-looking statements.  The information in this press release is provided as of its date, and the Company assumes no obligation to update or revise the information contained in this press release whether as a result of new information, future events or any other reason.